Exhibit 11.1

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

(Unaudited and in thousands, except per share amounts)

                                    Three months ended               Nine months ended
                                          March, 31                      March, 31
                                     1999          1998              1999          1998
Numerator - Basic and Diluted EPS:
Net income                         $(3,666)       $ 4,034          $ 8,693      $ 14,985

Denominator - Basic EPS:
   Common stock outstanding          33,098        33,531           33,133        29,107

Basic earnings per share             ($0.11)       $ 0.12           $ 0.26        $ 0.51
                                    =======      =======          =======        ======

Denominator - Diluted EPS:
   Denominator - Basic EPS           33,098        33,531           33,133        29,107
Effect of Dilutive Securities
Common stock options                      -         1,981            1,376         1,631
                                    -------       -------          ------        ------
Diluted shares outstanding           33,098        35,512           34,509        30,738

Diluted earnings per share           $(0.11)       $ 0.11           $ 0.25        $ 0.49
                                     =======      =======          =======        ======
